Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Perfumania Holdings, Inc. on Form S-3 of our report dated May 26, 2011, with respect to our audits of the consolidated financial statements and related financial statement schedule of Parlux Fragrances, Inc. as of March 31, 2011 and 2010 and for each of the three years in the period ended March 31, 2011, appearing in the Annual Report on Form, 10-K of Parlux Fragrances, Inc. for the year ended March 31, 2011. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP

Miami, Florida
April 27, 2012